Exhibit 5.1

July 27 2018

Board of Directors

Galectin Therapeutics Inc.

4960 Peachtree Industrial Blvd., Suite 240

Norcross, Georgia 30071

Re: Resale Registration Statement on Form S-3

Gentlemen:

We have acted as counsel to Galectin Therapeutics Inc., a Nevada corporation (the “Company”), in connection with the Resale Registration Statement on Form S-3 (including the prospectus that is a part thereof, the “Registration Statement”) filed today by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale, from time to time, of up to 7,445,836 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) issuable upon (i) the conversion of the Company’s Series B-3 Convertible Preferred Stock (the “Conversion Shares”), and (ii) the exercise of warrants issued in connection with transactions closing September 27, 2016, December 27, 2016, December 28, 2016, and February 28, 2017 (the “Warrants” and the shares of Common Stock issuable upon exercise of the Warrants are hereinafter referred to as the “Warrant Shares”), by those certain selling stockholders named in the Registration Statement (the “Selling Stockholders”) pursuant to Rule 415 under the Securities Act. This opinion letter is being rendered pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

In connection with this opinion, we have examined such documents and considered such legal matters deemed by us to be relevant to this opinion letter and the Registration Statement, including the applicable statutory provisions and related rules and regulations of Chapter 78 of the Nevada Revised Statutes and the reported judicial decisions interpreting those laws, the Amended and Restated Articles of Incorporation of the Company, as amended, the Second Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock, Series B-2 Convertible Preferred Stock and Series B-3 Convertible Preferred Stock of Galectin Therapeutics, Inc. (the “Series B Designation”), the First Amendment to Second Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series B-1Convertible Preferred Stock, Series B-2 Convertible Preferred Stock and Series B-3 Convertible Preferred Stock of Galectin Therapeutics, Inc., the Amended and Restated Bylaws of the Company, as amended, and the authorizing resolutions of the Company’s Board of Directors. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon information provided by officers of the Company and the Selling Stockholders. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or competency of such factual statements.

Our opinion is limited to applicable statutory provisions of Chapter 78 of the Nevada Revised Statutes and the reported judicial decisions interpreting those laws, and federal laws of the United States of America to the extent referred to specifically herein. We do not express any opinion herein concerning any other laws. We are generally familiar with Chapter 78 of the Nevada Revised Statutes as currently in effect and the judicial decisions thereunder and have made such inquiries and review of matters of fact and law as we determined necessary to render the opinion contained herein. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Securities Act, or any other federal or state laws or regulations.

Based upon the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Conversion Shares and the Warrant Shares have been duly authorized, and when issued upon conversion of the Series B-3 Preferred Stock in accordance with the terms of the Series B Designation, or the exercise of the Warrants against payment of the exercise price in accordance with the terms of the Warrants, as applicable, will be validly issued, fully paid and nonassessable.

This opinion letter is provided for use solely in connection with the resale of the Common Stock covered by the Registration Statement, and except for its use in connection with such resale, may not be furnished to, quoted from or relied upon by any other person, firm, or corporation without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated in the paragraph immediately above. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/Dentons US, LLP
Dentons US, LLP